PROSPECTUS SUPPLEMENT NO. 2 (TO PROSPECTUS DATED SEPTEMBER 23, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-259509
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This prospectus supplement updates and supplements the prospectus dated September 23, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259509). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2021 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.
You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.
Our Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “XOS” and “XOSWW,” respectively. On December 21, 2021, the closing price of our Common Stock was $2.86 and the closing price for our Public Warrants was $.43.
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See the section entitled “Risk Factors” beginning on page 7 of the Prospectus, as updated and supplemented by the section entitled “Risk Factors” in the Prospectus Supplement No. 1 filed with the SEC on November 12, 2021 and under similar headings in any further amendments or supplements to the prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 22, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2021

XOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39598	98-1550505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3550 Tyburn Street Los Angeles, California	90065
(Address of principal executive offices)	(Zip Code)

(818) 316-1890
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	XOS	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	XOSWW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2021 (the “Effective Date”), upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors (the “Board”) of Xos, Inc., a Delaware corporation (the “Company” f/k/a NextGen Acquisition Corporation), increased the size of the Board from six to eight members. The Board appointed Ms. Anousheh Ansari to fill a newly created vacancy on the Board and to serve on the Board as a Class III director until she is up for re-election at the Company’s 2024 annual meeting of stockholders, and until her successors have been duly elected and qualified, or until her earlier death, resignation or removal. The Board appointed Ms. Alice K. Jackson to fill a newly created vacancy on the Board and to serve on the Board as a Class II director until she is up for re-election at the Company’s 2023 annual meeting of stockholders, and until her successors have been duly elected and qualified, or until her earlier death, resignation or removal. The Board appointed Ms. Ansari to the Compensation Committee and the Nominating Committee. The Board appointed Ms. Jackson to the Audit Committee and the Nominating Committee.
There are no arrangements or understandings between Ms. Ansari or Ms. Jackson and any other persons pursuant to which either was selected as a director. The Board has determined that Ms. Ansari and Ms. Jackson each qualify as independent directors under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Ms. Ansari or Ms. Jackson that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.
In connection with their appointment to the Board and pursuant to the Company’s amended and restated non-employee director compensation policy, which form non-employee director compensation policy is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39598) filed with the SEC on November 12, 2021.
In connection with the aforementioned appointment to the Board, the Company entered into its standard indemnification agreement with Ms. Ansari and Ms. Jackson, which form indemnification agreement is filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-39598) filed with the SEC on August 26, 2021.
Item 7.01 Regulation FD Disclosure.
On December 17, 2021, the Company issued a press release announcing the appointment of Ms. Ansari and Ms. Jackson to the Board. A copy of the Company’s press release announcing the appointment is attached hereto as Exhibit 99.1.
The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated December 17, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2021

XOS, INC.

By:	/s/ Kingsley Afemikhe
Kingsley Afemikhe
Chief Financial Officer